CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

VITAL SIGNS, INC.

Pursuant to N.J.S. 14A:9-4

Dated: September 26, 2001

The undersigned corporation, having adopted amendments to its restated certificate of incorporation, hereby certifies as follows:

1. The name of the corporation is Vital Signs, Inc. (the “Corporation”).

2. Article III of the Company's Restated Certificate of Incorporation is amended to provide in its entirety as follows (the effect being to implement a staggered board provision):

"Board of Directors

A. Current Board of Directors. The current Board of Directors of the Corporation (the "board or the "Board of Directors") consists of seven persons. Their names and addresses are as follows:

David J. Bershad	20 Campus Road, Totowa, New Jersey 07512
Anthony J. Dimun	20 Campus Road, Totowa, New Jersey 07512
Stuart M. Essig	20 Campus Road, Totowa, New Jersey 07512
Joseph J. Thomas	20 Campus Road, Totowa, New Jersey 07512
Terry D. Wall	20 Campus Road, Totowa, New Jersey 07512
C. Barry Wicker	20 Campus Road, Totowa, New Jersey 07512
David H. MacCallum	20 Campus Road, Totowa, New Jersey 07512

B. Number of Directors. The authorized number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative

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vote of a majority of the entire Board of Directors but in no event may the number be less than three.

C. Classification. The directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as may be, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2003 annual meeting of shareholders; Class II directors shall initially serve until the 2004 annual meeting of shareholders; and Class III directors shall initially serve until the 2005 annual meeting of shareholders. Upon the filing of this Restated Certificate of Incorporation, the directors then in office shall be assigned to such classes by alphabetical order of their respective last names, with two directors be assigned to Class I, two directors being assigned to Class II and the remaining directors being assigned to Class III. Commencing with the annual meeting of shareholders in 2003, and at each succeeding annual shareholders' meeting, successors to the class of directors whose term expires at such annual shareholders' meeting shall be elected for a three-year term. If the number of such directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible. A director shall hold office until the annual shareholders' meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

D. Vacancies. Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors and any other vacancy occurring in the board of directors shall only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this restated certificate of incorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article III, in each case unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article V hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly."

The date of adoption by the shareholders of the Corporation of the resolution approving the above-mentioned amendment to Article III of the restated certificate of incorporation was September 17, 2002.

There were 12,919,068 shares of common stock entitled to vote on the above-mentioned amendment to Article III of the restated certificate of incorporation. A total of 7,568,621 shares were voted in favor of the above-mentioned amendment, a total of 2,391,275 shares were voted against the above-mentioned amendment and a total of 1,271 shares abstained from voting.

3. Article V of the Company's restated certificate of incorporation (the “restated certificate of incorporation”) is amended to provide in its entirety as follows (the effect being to eliminate all references therein to a series of preferred stock that was never issued by the Company):

"Capital Stock

A. Authorized Capital Stock. The total authorized capital stock of the corporation shall be 50,000,000 shares, consisting of:

1. 10,000,000 shares of preferred stock ("Preferred Stock"); and

2. 40,000,000 shares of Common Stock ("Common Stock")

Shares of the authorized capital stock of each class may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

B. Preferred Stock. The Board of Directors is authorized to amend this Restated Certificate of Incorporation so as to divide the Preferred Stock into one or more series and to determine the number of shares and the designation of the series and the relative voting, dividend, liquidation, and other rights, preferences, and limitations of the shares of each series. All shares of any one series of Preferred Stock shall be alike in every particular except that, in the case of a series entitled to cumulative dividends, shares issued at different times may differ as to the dates from which dividends thereon shall be cumulative."

The date of adoption by the shareholders of the Corporation of the resolution approving the above-mentioned amendment to Article V of the restated certificate of incorporation was September 17, 2002.

There were 12,919,068 shares of common stock entitled to vote on the above-mentioned amendment to Article V of the restated certificate of incorporation. A total of 9,514,510 shares were voted in favor of the above-mentioned amendment, a total of 445,486 shares were voted against the above-mentioned amendment and a total of 1,171 shares abstained from voting.

4. The restated certificate of incorporation is amended to include a new Article VIII, which provides in its entirety as follows:

"No Shareholder Action Without a Meeting

Except as otherwise provided for or fixed pursuant to the provisions of this Restated Certificate of Incorporation relating to the rights of holders of any series of preferred stock and except as otherwise required by N.J.S.A. 14A: 5-6(a), (i) no action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting and (ii) the power of the shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied."

The date of adoption by the shareholders of the Corporation of the resolution approving the above-mentioned amendment to add Article VIII to the restated certificate of incorporation was September 17, 2002.

There were 12,919,068 shares of common stock entitled to vote on the above-mentioned amendment to add Article VIII to the restated certificate of incorporation. A total of 7,501,495 shares were voted in favor of the above-mentioned amendment, a total of 2,455,911 shares were voted against the above-mentioned amendment and a total of 3,691 shares abstained from voting.

5. The restated certificate of incorporation is amended to include a new Article IX, which provides in its entirety as follows:

"Votes Required

In addition to such other approvals as shall be required by law, the provisions of Articles III and VIII and the provisions of this Article IX may not be amended in any respect unless such amendment is approved by either each of the members of the entire Board of Directors or the affirmative vote of the holders of seventy-five percent (75%) in voting power of the outstanding shares of the Corporation entitled to vote generally."

The date of adoption by the shareholders of the Corporation of the resolution approving the above-mentioned amendment to add Article IX to the restated certificate of incorporation was September 17, 2002.

There were 12,919,068 shares of common stock entitled to vote on the above-mentioned amendment to add Article IX to the restated certificate of incorporation. A total of 7,406,669 shares were voted in favor of the above-mentioned amendment, a total of 2,455,118 shares were voted against the above-mentioned amendment and a total of 3,380 shares abstained from voting.

IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

VITAL SIGNS, INC

By: /s/ C. Barry Wicker
C. Barry Wicker
Executive Vice President